Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. AMENDS SENIOR NOTE CONSENT SOLICITATION

        LAFAYETTE, LA, August 11, 2005-Offshore Logistics, Inc. (NYSE: OLG) announced today that it has amended the terms of its solicitation of consents from the holders of its 6 1/8% Senior Notes due 2013 (the “Notes”) to waivers under and amendments to the indenture under which the Notes were issued. After discussions with holders of a majority in principal amount of the outstanding Notes, who have indicated that they intend to deliver their consent, the Company has amended the terms of the consent solicitation as follows:

*	The Expiration Date (as defined in the Consent Solicitation Statement dated July 26, 2005 (the “Consent Solicitation Statement”)) has been extended to 5:00 p.m., New York City time, on August 15, 2005.

*	The consent fee payable to holders of Notes as of 5:00 p.m., New York City time, on July 25, 2005 that have delivered (and not revoked) valid consents on or prior to the Expiration Date has been increased to $6.25 per $1,000 principal amount of Notes.

*	In the event that the Company does not comply with the financial reporting covenants and related compliance certificate and auditors’ statement covenants on or before November 15, 2005 and elects to pay on or before the third business day following such date an additional fee to consenting holders in an amount equal to $2.50 per $1,000 principal amount of Notes in respect of which consents have been delivered (and not revoked), the Company would have until December 15, 2005 to comply with the financial reporting covenants and the compliance certificate and auditors’ statement covenants in the indenture. In addition, if the Company does not comply with the financial reporting covenants and related compliance certificate and auditors’ statement covenants on or before December 15, 2005 and elects to pay on or before the third business day following such date a further additional fee to consenting holders in an amount equal to $2.50 per $1,000 principal amount of Notes in respect of which consents have been delivered (and not revoked), the Company would have until January 16, 2006 to comply with the financial reporting covenants and the compliance certificate and auditors’ statement covenants in the indenture. In the event that the Company does not comply with the financial reporting covenants and related compliance certificate and auditors’ statement covenants on or before November 15, 2005 (or, at the election of Offshore Logistics and upon the payment of an additional fee described above, until December 15, 2005 or January 16, 2006, as applicable), the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare all of the Notes due and payable immediately.

All other material terms of the consent solicitation remain unchanged.

        The Company also announced that it intends to seek a waiver of its revolving credit facility and a term loan under which an affiliate of Offshore Logistics is borrower and Offshore Logistics is a partial guarantor to provide Offshore Logistics until November 15, 2005 (or, at the election of Offshore Logistics and upon the payment of a fee, until December 15, 2005 or January 16, 2006, as applicable) to comply with the covenants in those instruments requiring the delivery of financial information. As previously announced, until the Company complies with the financial reporting covenants in the indenture, it intends to publicly disclose selected financial information periodically.

        The consent solicitation is conditioned upon the satisfaction of certain conditions, including the consent of the holders of at least a majority in principal amount of the outstanding Notes and the execution of a supplemental indenture. A more comprehensive description of the consent solicitation and its terms and conditions can be found in the Consent Solicitation Statement, as supplemented by the Supplement to Consent Solicitation Statement dated August 9, 2005 and the Second Supplement to Consent Solicitation Statement dated August 11, 2005.

        The Company has retained Goldman, Sachs & Co. to serve as the Solicitation Agent and Global Bondholder Services Corporation to serve as Information Agent for the consent solicitation. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 873-7700 (toll-free) or (212) 430-3774 or in writing at 65 Broadway, Suite 704, New York, NY 10006, Attention: Corporate Actions. Questions regarding the solicitation of consents may be directed to Goldman, Sachs & Co., at (800) 828-3182 (toll free) or (212) 357-7867 (collect), Attention: Credit Liability Management Group.

        This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The Solicitation is being made solely pursuant to the Consent Solicitation Statement, as supplemented by the Supplement to Consent Solicitation Statement dated August 9, 2005 and the Second Supplement to Consent Solicitation Statement dated August 11, 2005.

        Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements, including its intention to publicly disclose selected financial information periodically and seek a waiver of the revolving credit facility and term loan and the intention of holders of more than a majority in principal amount of the outstanding Notes to deliver their consent. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. The public disclosure by Offshore Logistics of such selected financial information will depend on a number of factors, including the ongoing review by the Audit Committee of Offshore Logistics of certain payments made by affiliated entities of Offshore Logistics in a foreign country and operations in other countries. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004, and December 31, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
Brian Voegele
Phone: (337) 233-1221
Fax: (337) 235-6678
bvoegele@olog.com